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                                                                     EXHIBIT 5.1


                          OPINION OF LATHAM & WATKINS



                                  May 16, 1995


Food 4 Less Holdings, Inc., a California corporation
Food 4 Less Holdings, Inc., a Delaware corporation
777 South Harbor Boulevard
La Habra, California 90631


            Re: FOOD 4 LESS HOLDINGS, INC., A CALIFORNIA CORPORATION
                FOOD 4 LESS HOLDINGS, INC., A DELAWARE CORPORATION REGISTRATION STATEMENT ON FORM S-4 (FILE NO. 33-88894)



Ladies/Gentlemen:



     At your request, we have examined the Registration Statement on Form S-4 of Food 4 Less Holdings, Inc., a California corporation ("Holdings") and Food 4 Less Holdings, Inc., a Delaware corporation ("New Holdings"), as amended by Amendment No. 1 thereto (the "Registration Statement"), which you have filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 22,356,042 shares of common stock of Holdings, par value $.01 per share (the "Holdings Shares"), and 23,318,682 shares of common stock of New Holdings, par value $.01 per share (the "New Holdings Shares").


     In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by Holdings and New Holdings in connection with the authorization, issuance and sale of the Holdings Shares and the New Holdings Shares, and for purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion. Capitalized terms used herein without definition have the meanings given to them in the Registration Statement.

     In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

     We are opining herein as to the effect on the subject transaction only of the internal laws of the State of California and the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within either state.

     Subject to the foregoing, it is our opinion that the Holdings Shares and the New Holdings Shares have been duly authorized, and, upon issuance, delivery and payment therefor in the manner contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable.

     We consent to your filing this opinion as an exhibit to the Registration Statement.

                                          Very truly yours,


                                          LATHAM & WATKINS